Exhibit 2.1
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of December 31, 2022, the class A exchangeable subordinate voting shares, no par value (“BEPC exchangeable shares”) of Brookfield Renewable Corporation were registered under Section 12(b) of the Exchange Act and were listed for trading on the New York Stock Exchange under the ticker “BEPC.”

The following is a description of the material terms of BEPC exchangeable shares and the BEPC articles and is qualified in its entirety by reference to all of the provisions of the BEPC articles. Because this description is only a summary of the terms of the BEPC exchangeable shares and the BEPC articles, it does not contain all of the information that you may find useful. For more complete information, you should read the BEPC articles, which are available electronically on the website of the SEC at www.sec.gov and our Canadian System for Electronic Document Analysis and Retrieval (SEDAR) profile at www.sedar.com and will be made available to our holders as described under Item 10.H “Documents on Display” in our most recent annual report on Form 20-F (as may be amended, the “Annual Report”). Capitalized terms used but not defined herein have the meanings given to them in the Annual Report. All references to “$” are to U.S. dollars and “C$” are to Canadian dollars.

BEPC’s authorized share capital consists of (i) an unlimited number of BEPC exchangeable shares; (ii) an unlimited number of BEPC class B shares, no par value; (iii) an unlimited number of BEPC class C shares, no par value; (iv) an unlimited number of exchangeable senior preferred shares (issuable in series); and (v) an unlimited number of class B junior preferred shares (issuable in series), which, together with the exchangeable senior preferred shares (“BEPC preferred shares”).

BEPC Exchangeable Shares

Through the rights and governance structures described in the Annual Report, each BEPC exchangeable share is intended to provide its holder with an economic return that is equivalent to that of a BEP unit. Consequently, the partnership expects that the market price of BEPC exchangeable shares will be impacted by the market price of the BEP units and the combined business performance of our group as a whole.

Voting

Except as otherwise expressly provided in the BEPC articles or as required by law, each holder of BEPC exchangeable shares will be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of BEPC. Each holder of BEPC exchangeable shares will be entitled to cast one vote for each BEPC exchangeable share held at the distribution record date for determination of shareholders entitled to vote on any matter. Except as otherwise expressly provided in the BEPC articles or as required by law, the holders of BEPC exchangeable shares and BEPC class B shares will vote together and not as separate classes.

Holders of BEPC exchangeable shares hold an aggregate 25% voting interest in BEPC.

Dividends

The holders of BEPC exchangeable shares will be entitled to receive dividends as and when declared by the BEPC board subject to the special rights of the holders of all classes and series of the BEPC preferred shares and any other shares ranking senior to the BEPC exchangeable shares with respect to priority in payment of dividends. It is expected that each BEPC exchangeable share will receive identical dividends to the distributions paid on each BEP unit. Additionally, pursuant to the Equity Commitment Agreement, BEP has agreed that it will not declare or pay any distribution on the BEP units if on such date BEPC does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares. See Item 5.A “Operating Results—Liquidity and Capital Resources—Dividends Policy” in the Annual Report.

Subject to the prior rights of holders of all classes and series of BEPC preferred shares at the time outstanding having prior rights as to dividends, and in preference to the BEPC class C shares, each BEPC exchangeable share will entitle its holder to cumulative dividends per share in a cash amount equal in value to (i) the amount of any distribution made on a BEP unit multiplied by (ii) the conversion factor (which is currently one, subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) determined in accordance with the BEPC articles and in effect on the date of declaration of such dividend (the “BEPC exchangeable dividend”). See “—Adjustments to Reflect Certain Capital Events” below. The record and payment dates for the dividends on the BEPC exchangeable shares, to the extent not prohibited by applicable law, shall be the same as the record and payment dates for the distributions upon the BEP units.

If the full amount of a BEPC exchangeable dividend is not declared and paid concurrently with a distribution on the BEP units, then the undeclared or unpaid amount of such BEPC exchangeable dividend shall accrue and accumulate (without interest), whether or not BEPC has earnings, whether or not there are funds legally available for the payment thereof and whether or not such BEPC exchangeable dividend has been declared or authorized. Any BEPC exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid exchangeable dividends due which remain payable (“unpaid accrued dividends”). All BEPC exchangeable dividends shall be paid prior and in preference to any dividends or distributions on BEPC class B or BEPC class C shares. The holders of BEPC exchangeable shares shall not be entitled to any dividends from BEPC other than the BEPC exchangeable dividends.

Exchange by Holder

Holders of BEPC exchangeable shares have the right to exchange all or a portion of their BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of our group). In the event BEP ceases to be a publicly listed entity, the value of a BEP unit will be determined by (i) the last available bid price from an independent source such as an over-the-counter market or an independent investment banking firm; or (ii) if (i) is not applicable, then the amount that a holder of a BEP unit would receive upon the liquidation of BEP and sale of its assets in accordance with the terms of its partnership agreement. Holders of BEPC exchangeable shares that hold such shares through a broker must contact their brokers to request an exchange on their behalf. Holders of BEPC exchangeable shares that are registered holders must contact the transfer agent and follow the process described below.

Each holder of BEPC exchangeable shares who wishes to exchange one or more of his or her BEPC exchangeable shares for BEP units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from BEPC’s transfer agent. Upon receipt of a notice of exchange, BEPC shall, within ten (10) business days after the date that the notice of exchange is received by BEPC’s transfer agent, deliver to the tendering holder of BEPC exchangeable shares, in accordance with instructions set forth in the notice of exchange, one BEP unit per BEPC exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by BEPC or BEP as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of our group). Upon completion of the exchange of any BEPC exchangeable shares as described herein, the holder of BEPC exchangeable shares who has exchanged its BEPC exchangeable shares will have no further right, with respect to any BEPC exchangeable shares so exchanged, to receive any dividends on BEPC exchangeable shares with a record date on or after the date on which such BEPC exchangeable shares are exchanged.

Notwithstanding the paragraph above, when a notice of exchange has been delivered to each of BEPC and BEP and, until such time as the Rights Agreement is terminated, Brookfield, by the transfer agent on behalf of a tendering holder of BEPC exchangeable shares, BEPC will promptly, and in any event, within one (1) business day after receipt thereof, deliver to each of Brookfield and BEP a written notification of their receipt of such notice of exchange setting forth the identity of the holder of BEPC exchangeable shares who wishes to exchange such BEPC exchangeable shares and the number of BEPC exchangeable shares to be exchanged. BEP may elect to satisfy its exchange obligation by acquiring all of the tendered BEPC exchangeable shares in exchange for one BEP unit per BEPC exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by BEPC or BEP as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of our group). If BEP elects to satisfy its exchange obligation, it shall, within three (3) business days from the receipt of the holder’s notice of exchange, provide written notice to BEPC and Brookfield of its intention to satisfy the exchange obligation and shall satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by BEPC’s transfer agent by delivering to such holder of BEPC exchangeable shares the BEP units or its cash equivalent. Unitholders of BEP are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

In the event that a tendering holder of BEPC exchangeable shares has not received the number of BEP units or its cash equivalent (the form of payment to be determined by BEPC or BEP in each of their sole discretion) in satisfaction of the tendered BEPC exchangeable shares, then such tendering holder of BEPC exchangeable shares will be entitled to receive the equivalent of such cash amount or BEP units amount from BAM pursuant to the Rights Agreement. In this scenario, the tendered BEPC exchangeable shares will be delivered to the rights agent in exchange for the delivery of the equivalent of the cash amount or BEP units amount from a collateral account of BAM administered by the rights agent. See Item 7.B “Related Party Transactions—Rights Agreement” in the Annual Report for a further description of the Rights Agreement. The partnership has agreed to indemnify BAM for certain liabilities under applicable securities laws concerning selling securityholders, in connection with any BEP units delivered by BAM pursuant to the Rights Agreement.

No Fractional BEP units. No fractional BEP units will be issued or delivered upon exchange of BEPC exchangeable shares. In lieu of any fractional BEP units to which the tendering holder of BEPC exchangeable shares would otherwise be entitled at our group’s election, our group will pay an amount in cash equal to the BEP unit value on the trading day immediately preceding the exchange date multiplied by such fraction of a BEP unit.

Conversion of Tendered BEPC Exchangeable Shares. The partnership is entitled at any time to have any or all BEPC exchangeable shares acquired by the partnership converted into BEPC class C shares on a one-for-one basis. With each acquisition by BEP of BEPC exchangeable shares and/or the election by BEP to convert these acquired shares to BEPC class C shares, the partnership’s indirect ownership interest in our company will increase.

Adjustments to Reflect Certain Capital Events. The conversion factor (which is currently one) will be subject to adjustment in accordance with the BEPC articles to reflect certain capital events, including (i) if BEP and/or BEPC declares or pays a distribution to its unitholders consisting wholly or partly of BEP units or a dividend to its shareholders in BEPC exchangeable shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if BEP and/or BEPC splits, subdivides, reverse-splits or combines its outstanding BEP units or BEPC exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if BEP and/or BEPC distributes any rights, options or warrants to all or substantially all holders of its BEP units or BEPC exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire BEP units or BEPC exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for BEP units or BEPC exchangeable shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if BEP distributes to all or substantially all holders of BEP units evidences of its indebtedness or assets (including securities) or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities, but excluding all distributions where a comparable distribution (or the cash equivalent) is made by BEPC; or (v) if BEP or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the BEP units (but excluding for all purposes any exchange or tender offer to exchange BEP units for BEPC exchangeable shares or any other security economically equivalent to BEP units), to the extent that the cash and value of any other consideration included in the payment per BEP unit exceeds certain thresholds.

Redemption by Issuer

The BEPC board has the right upon sixty (60) days’ prior written notice to holders of BEPC exchangeable shares to redeem all of the then outstanding BEPC exchangeable shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events: (i) the total number of BEPC exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the BEP units in a take-over bid (as defined by applicable securities law); (iii) unitholders of BEP approve an acquisition of BEP by way of arrangement or amalgamation; (iv) unitholders of BEP approve a restructuring or other reorganization of BEP; (v) there is a sale of all or substantially all of BEP’s assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of BEPC and the shareholders of BEPC, that may result in adverse tax consequences for BEPC or the shareholders of BEPC; or (vii) the BEPC board, in its sole discretion, concludes that the unitholders of BEP or holders of BEPC exchangeable shares are adversely impacted by a fact, change or other circumstance relating to BEPC. For greater certainty, unitholders of BEP do not have the ability to vote on such redemption and the BEPC board’s decision to redeem all of the then outstanding BEPC exchangeable shares will be final. In addition, the holder of BEPC class B shares may deliver a notice to BEPC specifying a redemption date upon which BEPC shall redeem all of the then outstanding BEPC exchangeable shares, and upon sixty (60) days’ prior written notice from BEPC to holders of the BEPC exchangeable shares and without the consent of holders of BEPC exchangeable shares, BEPC shall be required to redeem all of the then outstanding BEPC exchangeable shares on such redemption date, subject to applicable law.

Upon any such redemption event, the holders of BEPC exchangeable shares shall be entitled to receive pursuant to such redemption one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Adjustments to Reflect Certain Capital Events”) plus all unpaid accrued dividends, if any.

Notwithstanding the foregoing, upon any redemption event, BEP may elect to acquire all of the outstanding BEPC exchangeable shares in exchange for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Adjustments to Reflect Certain Capital Events”). BEP unitholders are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

Liquidation

Upon any liquidation, dissolution or winding up of BEPC, and subject to the prior rights of holders of all classes and series of BEPC preferred shares and any other class of shares of BEPC ranking in priority or ratably with the BEPC exchangeable shares and after the payment in full to any holder of BEPC exchangeable shares that has submitted a notice of the exercise of the exchange rights described above or any holder of BEPC class C shares that has submitted a notice of Class C retraction at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the BEPC class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up), the holders of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Adjustments to Reflect Certain Capital Events”.) or its cash equivalent based on the NYSE closing price of one BEP unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company). If, upon any such liquidation, dissolution or winding up, the assets of BEPC are insufficient to make such payment in full, then the assets of BEPC will be distributed among the holders of BEPC exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BEPC, BEP may elect to acquire all of the outstanding BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Adjustments to Reflect Certain Capital Events”) plus all unpaid accrued dividends, if any. The acquisition by BEP of all the outstanding BEPC exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BEPC. BEP unitholders are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

Automatic Redemption upon Liquidation of BEP

Upon any liquidation, dissolution or winding up of BEP, including where substantially concurrent with a liquidation, dissolution or winding up of BEPC, all of the then outstanding BEPC exchangeable shares may be automatically redeemed by BEPC, in its sole absolute and discretion, on the day prior to the liquidation, dissolution or winding up of BEP. In such case each holder of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the trading day immediately preceding the announcement of such redemption plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of our company).

Notwithstanding the foregoing, upon any such redemption, BEP may elect to acquire all of the outstanding BEPC exchangeable shares in exchange for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Adjustments to Reflect Certain Capital Events”) plus all unpaid accrued dividends, if any. The acquisition by BEP of all the outstanding BEPC exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BEP. BEP unitholders are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

Conversion to BEPC Class C Shares

The partnership, or any of its controlled subsidiaries, is entitled to convert each held BEPC exchangeable share to a BEPC class C share on a one-for-one basis.

Book-Based System

The BEPC exchangeable shares may be represented in the form of one or more fully registered share certificates held by, or on behalf of, CDS or DTC, as applicable, as custodian of such certificates for the participants of CDS or DTC, registered in the name of CDS or DTC or their respective nominee, and registration of ownership and transfers of the BEPC exchangeable shares may be effected through the book-based system administered by CDS or DTC, as applicable.

Treatment of BEPC exchangeable shares in connection with a Takeover Bid, Issuer Bid or Tender Offer

The BEPC exchangeable shares are not BEP units and will not be treated as BEP units for purposes of the application of applicable Canadian and U.S. rules relating to takeover bids, issuer bids and tender offers. BEP units and BEPC exchangeable shares are not securities of the same class. As a result, holders of BEPC exchangeable shares will not be entitled to participate in an offer or bid made to acquire BEP units, unless such offer is extended to holders of BEPC exchangeable shares and holders of BEP units will not be entitled to participate in an offer or bid made to acquire BEPC exchangeable shares, unless such offer is extended to holders of BEP units. In the event of a takeover bid for BEP units, a holder of BEPC exchangeable shares who would like to participate would be required to tender his or her BEPC exchangeable shares for exchange, in order to receive a BEP unit, or the cash equivalent, at the election of our group, pursuant to the exchange right. If an issuer tender offer or issuer bid is made for the BEP units at a price in excess of the market price of the BEP units and a comparable offer is not made for the BEPC exchangeable shares, then the conversion factor for the BEPC exchangeable shares may be adjusted. See “—Adjustments to Reflect Certain Capital Events” above for more information on the circumstances in which adjustments may be made to the conversion factor.

Approval Rights

Any amendment or modification that would reasonably be expected to impact the economic equivalence of a BEPC exchangeable share with a BEP unit requires the affirmative vote of holders of a majority of the outstanding BEPC exchangeable shares not held by Brookfield, voting as a class or, in the event that there is more than one non-overlapping director of BEPC, the approval of a majority of such non-overlapping directors.

Transfer Restrictions

No holder of BEPC exchangeable shares shall transfer to any Person such number of BEPC exchangeable shares such that, after giving effect to the transfer, the transferee, together with its affiliates,

would hold a direct and/or indirect interest in voting securities carrying 10% or more of the voting rights attached to all voting securities of BEPC without the prior approval of the Federal Energy Regulatory Commission, to the extent required.

Choice of Forum for U.S. Securities Act Claims

The BEPC articles provide that unless BEPC consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. In the absence of this provision, under the U.S. Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the U.S. Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable if it is challenged in a legal proceeding or otherwise.

BEPC Class B Shares

The following description of BEPC class B shares sets forth certain general terms and provisions of BEPC class B shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the BEPC articles.

Voting

Except as otherwise expressly provided in the BEPC articles or as required by law, each holder of BEPC class B shares will be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of BEPC. Each holder of BEPC class B shares will be entitled to cast a number of votes per BEPC class B share equal to: (i) the number that is three times the number of BEPC exchangeable shares then issued and outstanding divided by (ii) the number of BEPC class B shares then issued and outstanding. The effect of the foregoing is that the holders of the BEPC class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the BEPC exchangeable shares. Except as otherwise expressly provided in the BEPC articles or as required by law, the holders of BEPC exchangeable shares and BEPC class B shares will vote together and not as separate classes.

Dividends

Except as provided in the following sentence, the holders of BEPC class B shares will not be entitled to receive dividends. In the event a dividend is declared and paid on the BEPC exchangeable shares consisting of BEPC exchangeable shares, the board shall, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the BEPC class B shares consisting of BEPC class B shares.

Liquidation

Upon any liquidation, dissolution or winding up of BEPC, subject to the prior rights of holders of all classes and series of BEPC preferred shares and after the payment in full of the amount due to the holders of BEPC exchangeable shares described above in “—BEPC Exchangeable Shares—Liquidation”, the holders of BEPC class B shares shall be entitled to be paid out of the assets of BEPC an amount in cash per BEPC class B share equal to the value of one BEP unit (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—BEPC Exchangeable Shares—Adjustments to Reflect Certain Capital Events”) based on the NYSE closing price on the trading day immediately preceding announcement of such liquidation, dissolution or winding up.

Redemption by Holder

Holders of BEPC class B shares have the right to tender all or a portion of their BEPC class B shares for cash for each BEPC class B share equal to the NYSE closing price of one BEP unit (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—BEPC Exchangeable Shares—Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, BEPC will have thirty (30) days to deliver the cash amount to the exchanging holder.

Restrictions on Transfer

The BEPC class B shares may only be transferred to the partnership or persons controlled by the partnership.

BEPC Class C Shares

The following description of BEPC class C shares sets forth certain general terms and provisions of BEPC class C shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the BEPC articles.

Voting
Except as otherwise expressly provided in the BEPC articles or as required by law, each holder of a BEPC class C share shall be entitled to notice of, and to attend, any meetings of shareholders of BEPC, but shall not otherwise be entitled to vote at any such meetings.

Dividends

The holders of BEPC class C shares will be entitled to receive dividends as and when declared by the BEPC board subject to the special rights of the holders of all classes and series of the BEPC preferred shares, BEPC exchangeable shares any other shares ranking senior to the BEPC class C shares with respect to priority in payment of dividends.

Subject to the prior rights of holders of all classes and series of BEPC preferred shares and the BEPC exchangeable shares at the time outstanding having prior rights as to dividends, each BEPC class C share will entitle its holder to dividends as and when declared by the BEPC board (the “BEPC class C dividend”). The record and payment dates for the dividends or other distributions upon the BEPC class C shares, to the extent not prohibited by applicable law, shall be substantially the same as the record and payment dates for the dividends or other distributions upon the BEP units.

In the event a dividend is declared and paid on the BEPC exchangeable shares consisting of BEPC exchangeable shares, the board shall, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the BEPC class C shares consisting of BEPC class C shares.

Liquidation

Upon any liquidation, dissolution or winding up of BEPC, subject to the prior rights of holders of BEPC preferred shares and after the payment in full of the amount due to the holders of BEPC exchangeable shares described under the section above in “—BEPC Exchangeable Shares—Liquidation” and the holders of BEPC class B shares described under the section above in “—BEPC Class B Shares—

Liquidation”, the remaining assets and property of BEPC will be distributed among the holders of BEPC class C shares.

Redemption by Holder

Holders of BEPC class C shares have the right to tender all or a portion of their BEPC class C shares for cash in an amount for each BEPC class C share equal to the NYSE closing price of one BEP unit (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—BEPC Exchangeable Shares—Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, BEPC will have ten (10) days to deliver the cash amount to the exchanging holder.

Restrictions on Transfer

The BEPC class C shares may only be transferred to the partnership or persons controlled by the partnership.

BEPC Preferred Shares

The following description of BEPC preferred shares sets forth certain general terms and provisions of class A senior preferred shares and class B junior preferred shares. The approval of holders of a majority of the outstanding BEPC exchangeable shares not held by Brookfield, voting as a class, is required prior to issuing any class A senior preferred shares or class B junior preferred shares to Brookfield or the partnership or any of their affiliates. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the BEPC articles.

Priority

Each series of class A senior preferred shares will rank on a parity with every other series of class A senior preferred shares with respect to dividends and return of capital, and each series of class B junior preferred shares will rank on a parity with every other series of class B junior preferred shares with respect to dividends and return of capital. The BEPC preferred shares shall be entitled to a preference over the BEPC exchangeable shares, the BEPC class B shares, the BEPC class C shares and any other shares ranking junior to the BEPC preferred shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of BEPC, whether voluntary or involuntary, or any other distribution of the assets of BEPC among the shareholders of BEPC for the specific purpose of winding up BEPC’s affairs. The class A senior preferred shares shall be entitled to preference over the class B junior preferred shares for all such matters.

Directors’ Right to Issue in One or More Series

The BEPC preferred shares may be issued at any time and from time to time in one or more series. Before any shares of a series are issued, the BEPC board shall fix the number of shares that will form such series, if any, and shall, subject to any limitations set out in the BEPC articles or in applicable law, determine the designation, rights, privileges, restrictions and conditions to be attached to the BEPC preferred shares as the case may be, of such series.

Voting

Except as hereinafter referred to or as required by law or as specified in the rights, privileges, restrictions and conditions attached from time to time to any series of BEPC preferred shares, the holders of such BEPC preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of shareholders of BEPC.

Amendment with Approval of Holder of BEPC Preferred Shares

The rights, privileges, restrictions and conditions attached to the BEPC preferred shares as a class may be added to, changed or removed but only with the approval of the holders of such class of BEPC preferred shares given as hereinafter specified and subject to applicable law.

Approval of Holders of BEPC Preferred Shares

The approval of the holders of a class of BEPC preferred shares to add to, change or remove any right, privilege, restriction or condition attaching to such class of BEPC preferred shares as a class or in respect of any other matter requiring the consent of the holders of such class of BEPC preferred shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of such class of BEPC preferred shares or passed by the affirmative vote of at least two-thirds (2/3rds) of the votes cast at a meeting of the holders of such class of BEPC preferred shares duly called for that purpose.

The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefor and the conduct thereof shall be those from time to time required by applicable law as in force at the time of the meeting and those, if any, prescribed by the BEPC articles with respect to meetings of shareholders. On every poll taken at every meeting of the holders of a class of BEPC preferred shares as a class, or at any joint meeting of the holders of two or more series of a class of BEPC preferred shares, each holder of such class of BEPC preferred shares entitled to vote thereat shall have one vote in respect of each such BEPC preferred share held.